Exhibit 10.1

SETTLEMENT AND MUTUAL RELEASE AGREEMENT

This Settlement and Mutual Release Agreement ("Settlement Agreement") is entered into by and between BION ENVIRONMENTAL TECHNOLOGIES, INC. ("BION"), BION TECHNOLOGIES, INC. ("BION TECH"), BION 3G-1 LLC ("3G-1"), (from time to time collectively referred to as “Bion” or "Bion Group"), and NORTH PRAIRIE HOLDINGS, LLC ("NPH"). The parties to this Settlement Agreement are referred to herein from time to time as the "Parties," or each singularly, as a "Party." The "Effective Date" is August 25, 2026.

Recitals

WHEREAS, BION TECH and 3G-1 are subsidiaries and/or affiliates of BION.

WHEREAS, NPH is owner of approximately 20 acres of real property located at 5093 East 700 North, Fair Oaks, Newton County, Indiana (the "Property").

WHEREAS, 3G-1 entered into a lease agreement with NPH on September 23, 2021 (the "Lease") for a portion of the Property, consisting of approximately four (4) acres, originally for the purpose of constructing and operating a small beef cattle finishing facility, including a Bion 3G Tech livestock waste treatment system at the location. The Lease is attached to this Agreement as Exhibit A.

WHEREAS, Bion’s needs subsequently changed; and instead, in November 2022, Bion began construction of a smaller, less intensive, stand-alone Ammonia Recovery System at the location, that would be used to optimize and demonstrate its core technology. The facility was designed and built to receive and process digestate from the Curtis Creek Dairy (“CCD”), that is located nearby, to produce its Ammonium Bicarbonate fertilizer.

WHEREAS, beginning in 2023, Bion began facing severe management and financial challenges (including the death of its long-time CEO in November 2023) that led to the installation of a new Board of Directors and management in June 2024.

WHEREAS, during this time, and the two years following, Bion failed to make timely lease payments of $6,250 month to NPH per the 2021 agreement.

WHEREAS, as of August 24, 2026, Bion is delinquent $162,500 in lease payments to NPH and faces severe cash flow constraints that leave it unable to make timely ongoing payments.

WHEREAS, NPH and Bion have determined it would be beneficial to both parties to resolve the delinquency rather than enter litigation and therefore they have mutually agreed upon the following settlement terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing Recitals and the mutual promises and covenants set forth herein and for good and valuable consideration, the sufficiency of which the Parties hereby acknowledge, and intending to be legally bound hereby, the Parties agree as follows:

1.	Incorporation. The Recitals set forth above are incorporated into this Settlement Agreement as if set forth verbatim.

2.	Bion Promissory Note. In consideration of the releases and other consideration contemplated herein, Bion Group shall jointly and severally issue to NPH a convertible promissory note (the "Note") in the initial principal amount of $162,500.00, representing Bion’s lease payment delinquency to NPH as of the Effective Date (as such amount may be increased from time to time by the accrual of Lease Payments pursuant to Section 3 below and as further described in the Note, the "Note Amount"), in the form attached hereto, made a part hereof and designated as Exhibit B. The Note shall mature on the earlier of (i) January 3, 2027, or (ii) the consummation of a Qualified Financing (as defined in the Note), at which time the Note Amount and accrued interest shall be paid and converted in accordance with Sections 4 and 5 below and the terms of the Note. NPH’s rights and remedies under this Agreement are in addition to, and not in lieu of, NPH’s rights and remedies under the Note. Bion’s obligations under this Agreement are in addition to, and not in lieu of, its obligations under the Note.

Without limiting any other rights and remedies which NPH has (or may have) under the Note, an Event of Default (as defined under the Note) shall be considered a breach of this Agreement by Bion and NPH shall have the right to recover and exercise all rights and remedies it has (or may have) under this Agreement and the Note.

3.	Suspension and Accrual of Lease Payments. Effective as of the Effective Date and continuing until the earlier of (i) the consummation of a Qualified Financing (as defined in the Note) or (ii) the maturity date of the Note, January 3, 2027, Bion’s obligation to make the monthly rent payments of $6,250.00 due under the Lease shall be suspended. In lieu of such monthly rent payments, on each date a rent payment would otherwise have been due under the Lease, the amount of that payment shall automatically be added to, and shall increase, the outstanding principal balance of the Note as of such date, with interest thereafter accruing on such added amount under the Note from the date it is so added. Upon the earliest of (i) the occurrence of a Qualified Financing and the payment and conversion described in Sections 4 and 5 below, or (ii) the maturity date of the Note, January 3, 2027, Bion’s obligation to make monthly rent payments under the Lease shall resume automatically in accordance with the terms of the Lease.

4.	NPH Cash Payment upon Qualified Financing. Upon the execution of a Qualified Financing (as defined in the Note), Bion shall pay to NPH, in cash, an amount equal to $50,000.00, to be applied first against accrued interest, and the remainder, if any, against the principal amount of the Note. Such payment shall be made within five (5) days following the consummation of the Qualified Financing and receipt of funds, as further described in the Note.

5.	NPH Conversion of Note Balance. Upon the execution of a Qualified Financing and payment under Section 4, above, the outstanding principal amount of the Note (including all amounts added to principal pursuant to Section 3 above) and any unpaid accrued interest, in each case after giving effect to the payment described in Section 4 above, shall automatically convert into Securities of the Company at a conversion price equal to the price paid for Securities of the Company by the Investors in the Qualified Financing, as defined in the Convertible Promissory Note.

6.	Lease Continuation; Resumption of Payments. Upon the earliest of (i) payment and/or conversion of the Note in full pursuant to Sections 4 and 5 above, or (ii) the maturity date of the Note, January 3, 2027, Bion’s obligation to make monthly Lease Payments under the Lease shall resume automatically in accordance with Section 3 above and the terms of the Lease, and the Lease shall thereafter continue on a month-to-month basis on the same terms and conditions set forth in the Lease, including the monthly rent amount of $6,250.00, until terminated by either party in accordance with the Lease or applicable law.

7.	Post-Resumption Payment Default; Grace Period; Access. Notwithstanding Article 10.1 of the Lease, if, at any time after Lease Payments resume pursuant to Section 6 above, Bion fails to make timely Lease Payments and becomes delinquent, NPH shall, on a one-time basis only, grant Bion a grace period of six (6) months from the date of NPH’s written notice of such delinquency (the “Grace Period”) within which to bring all delinquent Lease Payments current. If Bion fails to cure the delinquency in full prior to the expiration of the Grace Period, NPH may deny Bion, 3G-1, and their respective agents, employees, and contractors access to the System Site until all delinquent Lease Payments have been paid in full. NPH shall have no obligation to grant a further grace period for any subsequent delinquency. Nothing in this Section 7 shall limit any other rights or remedies of NPH under the Lease or this Agreement.

8.	Continued Operations at Fair Oaks. For so long as any portion of the Note Amount or accrued interest under the Note remains outstanding and unpaid or unconverted, BION shall not, and shall not permit 3G-1 or any other affiliate to, decommission the Facility, or remove, relocate, or transfer any equipment comprising the Facility from the System Site to another location, unless and until the Note has been paid, satisfied, and/or converted in full in accordance with its terms. Notwithstanding the foregoing, this Section 8 shall not restrict, and BION shall not be required to satisfy the Note prior to, any decommissioning, removal, relocation, or transfer of equipment comprising the Facility that results from: (i) a partial or complete destruction of the Facility and/or the System Site and the exercise of 3G-1’s termination rights, in each case under and in accordance with Article 11 of the Lease; (ii) a condemnation or taking of the System Site, or the exercise of 3G-1’s termination rights in connection therewith, in each case under and in accordance with Article 13 of the Lease; or (iii) a termination of the Lease mutually agreed to in writing by NPH, in its capacity as landlord under the Lease, and 3G-1.

9.	Access to Digestate Supply. NPH will continue to ensure, to the extent possible, Bion has access to digestate from CCD (or another dairy in the area).

10.	Non-Admission of Liability. The Parties acknowledge and agree that this Settlement Agreement reflects a compromise, resulting from arms-length negotiations conducted between the Parties with the Parties' full approval and consent. For these and other reasons, the Parties agree that nothing in this Settlement Agreement shall be construed as an assignment or admission of fault or liability nor shall be considered an admission of the truth or legal sufficiency of any claims or counterclaims.

11.	Representative Authority. The Parties and the signatories below hereby represent and warrant that they are authorized, individually and through their undersigned representatives, to execute this Settlement Agreement and that authorization from any other person or entity is not required for this Settlement Agreement to constitute a binding and enforceable agreement or to accomplish the purposes intended hereunder.

12.	Material Event; SEC Disclosure. The Parties acknowledge that Bion is a publicly reporting company subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Parties further acknowledge that this Settlement Agreement, including the issuance of the Note and the potential conversion of a portion of the Note Amount into shares of Bion common stock, constitutes a material event requiring public disclosure by Bion. Accordingly, notwithstanding any other provision of this Settlement Agreement, Bion shall, within four (4) business days of the Effective Date, file a Current Report on Form 8-K with the U.S. Securities and Exchange Commission (the “SEC”) disclosing the material terms of this Settlement Agreement, as required under the Exchange Act.

13.	Costs and Fees. Each Party is responsible for its own expenses, costs, consultant and expert fees and attorneys' fees associated with or arising from this Settlement Agreement.

14.	Successors and Assigns. This Settlement Agreement shall be binding on and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators, and representatives.

15.	Merger, Integration, Modification, and No Waiver. Except as set forth herein, all prior settlement discussions including not limited to any settlement related agreements, negotiations, promises, offers, acceptances, representations, covenants and understandings are merged and integrated into this Settlement Agreement's terms and conditions. This Settlement Agreement and its terms may not be amended, modified, or waived except in writing signed by all Parties. Any Party's failure to insist upon another Party's strict performance to this Settlement Agreement's provisions shall not be deemed a waiver of any of this Settlement Agreement's provisions.

16.	Governing Law; Jurisdiction and Venue. This Settlement Agreement is to be governed by and construed under the laws of the State of Indiana without application of any conflict of laws, rules or concepts. Any and all claims arising from the interpretation or enforcement of this Settlement Agreement shall be made in the appropriate court of Newton County, Indiana, and all Parties consent to the exclusive jurisdiction and venue of such tribunal(s) for any and all disputes related to or arising from this Settlement Agreement.

17.	Counterparts. This Settlement Agreement may be executed in counterparts, each of which may be executed and delivered via PDF or electronic delivery with the same validity as if it were an ink-signed document and each of which shall be effective and binding on the Parties as of the Effective Date. Each such counterpart shall be deemed an original and, when taken together with other signed counterparts, shall constitute one and the same Settlement Agreement.

18.	Acknowledgment, Legal Representation, No Draftsman. All Parties acknowledge that they have read and fully understand all provisions of this Settlement Agreement, they have consulted with an attorney or had the opportunity to consult with an attorney, and they each enter into this Settlement Agreement voluntarily and on an informed basis. This is a negotiated agreement, and no Party is or shall be deemed the drafter of this Settlement Agreement. This Settlement Agreement shall not be construed against any Party on the ground that said Party drafted it.

19.	Enforceability. To the extent any provision herein is deemed unenforceable, the rest of the provisions shall remain enforceable.

[Signature page to follow.]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties, through their duly authorized representatives, have executed this Settlement Agreement as of the Effective Date.

NORTH PRAIRIE HOLDINGS, LLC

By /s/ Richard J. Blauw, Jr.

Name: Richard J. Blauw, Jr.

Title: Member/Agent

BION ENVIRONMENTAL TECHNOLOGIES, INC., BION TECHNOLOGIES, INC., and BION 3G-1 LLC

By: /s/ Stephen C. Scott

Name: Stephen C Scott

Title: CEO

EXHIBIT B

FORM OF CONVERTIBLE PROMISSORY NOTE

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